Alpha

CAPITAL MANAGEMENT

CODE OF ETHICS

Alpha Capital Management (“ACM”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”).  This Code sets forth the general fiduciary principles and standards of business conduct to which all of ACM’s Covered Persons are subject.  This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons.  Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.

About ACM

ACM is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Adviser Act.  ACM acts as investment adviser to Clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”).

Who is Covered by the Code

This Code applies to all employees and senior managers of ACM or other persons (hereinafter “Covered Persons”) as determined by ACM’s Chief Compliance Officer (“CCO”).  It is the responsibility of each Covered Person to immediately report to ACM’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately.  Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person.  ACM will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports.  Copies of these forms are attached to this Code as Appendix A-4 and Appendix A-5.

All Access Persons must complete the acknowledgement of having received, read and understood this Code (Appendix A-6) and renew that acknowledgment on a yearly basis.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived.  These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.

General Fiduciary Principles

Acting as a Fiduciary
It is the policy of ACM to act in the best interest of its Clients and on the principles of full disclosure, good faith and fair dealing.  ACM recognizes that it has a fiduciary duty to its Clients.  Acting as a fiduciary requires that ACM, consistent with its other statutory and regulatory obligations, act solely in the Clients’ best interests when  engaging in activities on behalf of Clients.  ACM and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:

•
All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations

•	ACM must have a reasonable basis for decisions it makes for its Clients

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•	ACM must ensure that its investment decisions are consistent with Client’s investment objectives, policies and any disclosures made to Clients

•	All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of Clients

•	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use Client opportunities for personal gain

•	Covered Persons must be loyal to the Clients and place the interests of the Clients above their own

•
ACM treats violations of this Code very seriously.  If you violate this Code, ACM may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing

•
Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no Clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO.  Do not guess at the answer.

Compliance with the Federal Securities Laws
Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder

•	the Investment Advisers Act of 1940 and the SEC rules thereunder

•	the Investment Company Act of 1940 and the SEC rules thereunder

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information)

•	the Bank Secrecy Act, as it applies to mutual funds and investment Advisers, and the SEC and Department of the Treasury rules thereunder.

Conflicts of Interest

Personal Conflicts
All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of ACM or its Clients.  A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving ACM or any of its Clients.  A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between ACM or any of its Clients and the customer involved.  Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.

Conflict of Interest between ACM and a Client
In certain instances, ACM’s relationship with a Client may require ACM to place the Client’s interest above its own interests.  If a Covered Person becomes aware of a situation where ACM’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.

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The Appearance of a Conflict of Interest Must Be Avoided
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That ACM was serving its own interests or one Client’s interests at the expense of another

•
That business with Clients or ACM was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits

If a Covered Person’s participation in a decision making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.

Outside Business Activities

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to ACM.  Approval must be obtained through the CCO, and will ordinarily require consideration by senior management of ACM.  ACM can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of ACM.

Preferential Treatment

Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit.  A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact.  If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing

Covered Persons should borrow only from reputable organizations that regularly lend money.  Borrowing from relatives, however, is not subject to restriction.  If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with ACM.

Gifts and Gratuities

No Covered Person may accept or receive on their own behalf or on behalf of ACM any gift or other accommodation which has a value in excess of a de minims amount (currently $300) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”).  No Covered Person may accept cash gifts or cash equivalents from any such person.  This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.  Any gifts or accommodations in excess of the de minims amount must be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials.

No Covered Person may give on their own behalf or on behalf of ACM any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  These policies are not intended to prohibit normal business entertainment.

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CAPITAL MANAGEMENT

Social Media
ACM recognizes the value of online social media tools. In order to ensure we maintain a values-oriented, positive, professional image, and to protect the safety and privacy of our members and staff, all employees must abide by the following expectations when using social media for work or personal purposes. Failure to follow the above guidelines may result in disciplinary action, up to and including termination of employment.

Using Social Media for Work Purposes

ACM related social media pages are currently not part of the public profile of the company. Any mention of ACM in work related social media sites ( such as “Linked-In”) are confined to company name and position listing only, and require review and approval by the CCO, no endorsements or referrals regarding the participant, ACM, or any of its customers, vendors or affiliates are permitted. Static postings regarding ACM require pre-approval and must follow ACM guidelines on Advertising, as detailed in the Compliance manual.

•	Interactive, real-time posts are currently not permitted.
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ACM prohibits the use of social media sites for solicitation of business, referrals, or endorsements, or even communication between ACM employees. CCO reserves the right to view the Linked-In accounts of employees at any time to review content.

Using Social Media for Personal Purposes

Employees who choose to create or participate in an internet social network (Facebook, MySpace, Twitter, etc.), blog or other form of online publishing or discussion (referred to in this policy collectively as "social media"), must do so on non-working time when using for personal purposes.

•	Accessing any social media site for personal purposes while at work is strictly prohibited. This includes accessing pages via office computer, laptop or mobile phone.
•	Be mindful that what you publish will be public for a long time — protect your privacy.
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Employees must remember that any of your personal information viewable by the public MUST abide by ACM values and employee conduct expectations, as found in your employee handbook and Code of Ethics, whether or not you identify yourself online as an ACM employee.

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Employees must not engage in any communication that violates policy regarding confidential information, as defined in any signed confidentiality agreement, company Code of Ethics, or Compliance manual. Employees are prohibited from using, disclosing, or posting company confidential and/or propriety information, or any documents related to the company, its clients, and known potential clients.

•	Disclose any conflicts of interest to the CCO.
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Employees should recognize that they are personally responsible for the content they publish on social media sites. Additionally, employees can be disciplined for commentary, content or images that are defamatory, pornographic, proprietary, harassing, libelous or that can create a hostile work environment. Examples of inappropriate content include:

o	References/photos of alcohol or illicit substances, Photos with revealing clothing
o	Disclosure of confidential information related to past, present or future employees, clients, vendors or other persons conducting business with ACM
o	Posting defamatory information about past, present or future employees, clients, vendors or other persons conducting business with ACM

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Employees should not use the email function on any social/professional networking site when communicating work related information (this would include all correspondence that would be required to be retained under securities laws, which may include all communications with clients, as well as communications about client trades and client portfolios). In the event that an employee must use email to communicate work related correspondence, the employee must send a copy of the email message to their company email address so that the record will be retained as required and copy the Chief Compliance Officer.

In addition to the above requirements, employees are prohibited from providing or receiving a referral to/from any other person on their social network related to ACM's money management business, as this may be viewed as a prohibited testimonial under the federal securities laws, Employees should also not offer to recommend or provide any recommendation to purchase or sell a particular security, provide general commentary about the stock market and/or ACM strategies, or discuss factors that may affect the market in general.

Entertainment and Meals

Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.  Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Standards of Business Conduct

General
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to ACM and its reputation.

Communications with Clients
All communications with Clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with ACM’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited. Materials disseminated in an individual or group basis must be preapproved by CCO and logged in company marketing files or utilize previously approved materials with recipient information tracked.

Email
Covered person communication via e-mail or instant messaging, for the firm, to or from our clients, including any personal e-mail communications within the firm are treated as written communications and as such must always be of a professional nature and subject to retention and review. Personal use of the firm’s e-mail and any other electronic systems is strongly discouraged. All firm and client related electronic communications must be on the firm’s systems, and use of personal e-mail addresses or other personal electronic communications for firm or client communications is prohibited. Email will be stored for retrieval and monitoring by CCO on an on-going basis through appropriate software programming of sampling of e-mail, as the firm deems most appropriate based on the size and nature of our firm and business. CCO review, testing and communications will be assessed by firm principal.

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Disclosure of Confidential Information
In the course of conducting business, Covered Persons may become privy to confidential information about ACM, its present and prospective Clients, and Reportable Fund agents.  It is a violation of this Code and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of ACM.  Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of ACM.  Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control. BearlyBullish Fund, “The Fund” disclosure policies will adhere to the policies established by UMB for the administration of the fund entity.

Client and Investor Information
Clients and investors in the parent of ACM have the right to expect ACM and its Covered Persons to treat information concerning their business dealings in the strictest confidence.  Accordingly, no one may divulge investor confidences except in accordance with ACM’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure.  Any such prior consent should be documented in advance of disclosure.

Company Information
Confidential information about ACM, its parent or other affiliated companies, that is obtained by an Covered Person, including its Clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of ACM.

Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person.  Covered Persons are reminded that when it is necessary to carry sensitive information off ACM’s premises, they should take appropriate care for its security.  Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation.  Covered Persons who take documents or computer files off the premises to work at home should return all such materials to ACM upon completion of the particular at home project.  Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets
All information, products and services connected to or generated by ACM as a business are considered corporate assets to which ACM has ownership rights.  Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively ACM’s property both during employment and after the Covered Person leaves ACM.  Accordingly, all Covered Persons are expected to protect ACM’s ownership or property including all information, products, and services and to return all information to ACM at the termination of employment.

Further, Covered Persons are prohibited from misusing ACM’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving ACM.  Before beginning employment with ACM, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

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CAPITAL MANAGEMENT

Money Laundering
In connection with ACM’s Anti-Money Laundering, AML,  Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering.  In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering.  Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.  For purposes of the fund administration, UMB Fund operation services will effect and track AML procedures for the applicant pool.

Bribery
Under federal law, it is illegal for ACM or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government

•	a political party or official thereof, or a candidate for political office

•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above

•
Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for ACM, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited.  All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Political Contributions
No Access Persons shall directly or indirectly make any political contribution to any government entity, municipality, official or candidate for the purpose of obtaining or retaining ACM. Covered employees are responsible for notifying CCO of contributions to current political campaigns in compliance with “Pay to Play” rules requiring advisory forms to comply with per candidate, per campaign current contribution limits of contribute $350 per election to politicians and political challengers connected to adviser selection if the adviser is entitled to vote for the candidate. Current  limit is $150 if the adviser cannot vote for the candidate. Advisers can continue to contribute up to $2,300 per election to candidates who are running for offices that don't oversee public funds, as permitted under federal election law.

Relations with Regulators
It is ACM’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations.  The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

Restrictions on Personal Trading Activity

General Policy
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” :

•	employ any device, scheme or artifice to defraud

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading

•	engage in any act, practice or course of business that operates or would operate as fraud or deceit

•	engage in any manipulative practice

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CAPITAL MANAGEMENT

Prohibition Against Insider Trading
As further detailed within ACM’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information

•	communicating (“tipping”) such information to others

•	recommending the purchase or sale of securities on the basis of such information

•	providing substantial assistance to someone who is engaged in any of the above activities

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).  Please refer to ACM Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

Investment Personnel Pre-clearance of Investments in IPOs or Limited Offerings
Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from ACM’s CCO.  In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix A-3. The CCO must review each request for approval and record the decision regarding the request.  The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists amongst the Investment Personnel, ACM or its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.  If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Restrictions on Personal Securities Transactions by Access Persons
Personal trading restrictions are to be applied for each Access Person as they relate to personal (non-ACM) discretionary trading accounts. For all non-discretionary (i.e. broker directed or blind pool accounts), only the quarterly and annual certification requirements are applicable.  For discretionary accounts, which covers all personal accounts in which the Access Person can direct trading activity, all of the following policies and procedures should be followed and reported.

Exclusions from the policy are as follows:

•	403b or other non-directed IRA accounts

•	Mutual Fund Investments

•	Indirect 529 Plan Investments

•	CDs, Commercial Paper, Money Market Investments

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Pre-clearance
If any of the thresholds discussed below are exceeded, Access Persons may not buy or sell securities, other than exempt securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

Pre-Clearance Thresholds

1.	Access Person holds greater than 5% of outstanding shares or market cap (at any given date);

2.	Individual transaction represents more than 10% of the trading volume on that date;

3.	Individual transaction exceeds $500,000

When and how pre-clearance must be obtained

Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any security, other than exempt securities.

In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR.  If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

When will pre-clearance be denied

Pre-clearance will be denied in instances when ACM plans to purchase or sell a security and the security at issue. Additionally, pre-clearance may be denied for a security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of Client activity is sufficient to create the potential for market movement in that security.  The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

Blackout Period
No Access Person may buy or sell any security five days after ACM purchases or sells that security or a similar security whose value is derived from that security.  In addition, no Access Person may buy or sell any security within five days of a ACM transaction of that security, provided that the Access Person had knowledge of the anticipated ACM transaction.

Restricted or Watch List
ACM may maintain a Restricted or Watch List containing the names of securities which are determined to be at risk for potential conflicts of interest.  The contents of the Restricted or Watch List are to be maintained exclusively by the CCO or their delegate. The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance. Watch list items will be reviewed during weekly strategy meetings and preclearance of access person transactions in participation of aggregation with composite transactions for those securities may be discussed at that time.

Prohibition on Short-Term Trading
Access Persons may not purchase and sell within any period of 5 calendar days, a security, other than an exempt security, held by a Client at the time of the proposed sale.  If any such transactions occur, ACM will require any profits from the transactions to be disgorged for donation by ACM to charity.  In applying the 5 calendar day holding period, ACM will apply the “last-in, first-out” methodology.

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CAPITAL MANAGEMENT

Prohibition on Short Sales and Similar Transactions
Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any security held by any Client within a portfolio managed by that Access Person. Transactions in positions held in firm composites will be aggregated with customer accounts

Reporting Requirements & Procedures
In order to provide ACM with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply. These requirements are applicable to all personal discretionary and non-discretionary trading accounts held by the Access Person.

Initial and Annual Holdings Reports
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix A-4.  Each holdings report must contain, at a minimum, (a) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security (other than an exempt security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities other than exempt securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than July 1 of every year and must be current as of a date no more than 45 days prior to the date the report is submitted.

Quarterly Transaction Report
Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in securities (other than exempt securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities, other than exempt securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.  The Report must include the date on which such report was submitted to the CCO.

Temporary Access Person Certification
Each Temporary Access Person shall certify in writing on the form attached as Appendix A-7 that he or she has received and reviewed ACM’s Code of Ethics and Inside Information & Trading Policies & Procedures and that he or she agrees to comply with their spirit.  Specifically, Temporary Access Persons must agree to refrain from using any information obtained while providing services to ACM for personal gain.

Administration of the Code
The CCO’s Duties and Responsibilities are contained within the Code of Ethics Policies & Procedures section of ACM’s Compliance Manual.

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Alpha

CAPITAL MANAGEMENT

Miscellaneous

Confidentiality

ACM will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

•	imply a duty of inquiry

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Client’s investment strategies

•	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions

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Alpha

CAPITAL MANAGEMENT

Appendix A-1.

Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws.  If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every member of senior management of ACM, (ii) every Covered Person of ACM who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Client, or has access to nonpublic information about the portfolio holdings of any Client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an Covered Person of ACM, such as consultants) who is subject to ACM’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any Client, or has access to nonpublic information about the portfolio holdings of any Client. Temporary Access Persons as defined below are not considered Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.  Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•
a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation)

•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence

•
a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially)

•	an investment account over which an Access Person has investment control or discretion

•	a trust or other arrangement that names an Access Person as a beneficiary

•
a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of ACM.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of ACM shall be presumed to control ACM.  A natural person shall be presumed not to be a controlled person within the meaning of this title.  Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Person includes all employees and senior management of ACM or other persons as determined by the CCO.

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Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Covered Person of ACM (or of any company in a control relationship to ACM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a Client, (ii) any natural person who controls ACM and who obtains information concerning recommendations made regarding the purchase or sale of securities by a Client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.  The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which ACM serves as an investment adviser or whose investment adviser or principal underwriter controls ACM, is controlled by ACM, or is under common control with ACM.  A Reportable Fund includes registered investment companies that are sub-advised by ACM.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Temporary Access Person means any person not employed on a full-time basis by ACM performing services for a period of less than 30 business days in a calendar year.

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APPENDIX A-2.

ACM’s Reportable Funds Report

Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date
BearlyBullish Fund	Equity Fund

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APPENDIX A-3.

ACM’s Personal Trade Request Form (PTR)

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Adviser Code of Ethics.  You further certify that you do not have any confidential or inside information relating to the issuer of this Security.  This Form must be submitted to ACM’s Chief Compliance Officer.  You may not complete this trade until you receive approval from the Chief Compliance Officer.  If approved, the approval is good for the day it is given and the following business day.  If your trade is not completed within that time, you must submit a new request.

Investment Information:

Issuer and ticker symbol:

Nature of Equity Investments:

Describe investment:

Number of Shares:

Nature of Fixed Income Investments:

Describe instrument:

Principal amount of trade:

Transaction Type (please circle):

Purchase                      Sale           Short Sale

Proposed Trade Date:

Current / Estimated Price:

Broker/Dealer:

Is the proposed investment an IPO?                           Y           N

Is the proposed investment a Limited Offering?        Y           N

Date:

Access Person Signature:

Printed Name:

Title of Account(s):

Chief Compliance Officer Action & date

Approved:

Denied:

Registered Investment Advisor

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APPENDIX A-4.

ACM’s Initial & Annual Holdings Reports

As of                               , a date within 45 calendar days of this submission, I had direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to ACM’s Code of Ethics.

Name of Reporting Access Person:

If Initial Report, date acquired Access Person status:                          Date of Report Submission:

Holdings stated in Report effective as of:                                           (e.g. quarter or month ending date)

Securities Holdings:

Initial here if, in lieu of completing the chart below, ACM is in receipt of all of your most recent investment account statements:                                           Number of relevant statements:               . Securities held outside of reported brokerage accounts must be detailed below.

Title of Security	Ticker Symbol or CUSIP	# of Shares	Principal Amount, Maturity Date & Interest Rate (if applicable)	Broker, Account # & Title

The name of all brokers, dealers or banks with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics and that the information contained herein is accurate and complete.

Access Person Signature	Printed Name of Access Person

Chief Compliance Officer Received and Reviewed

Signature:                                        Date ____________

Registered Investment Advisor

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APPENDIX A-5.

ACM’s Quarterly Transaction Report

I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under ACM’s Code of Ethics during the calendar quarter indicated below.  I hereby submit this report within 30 days after the end of that quarter.  (Note: you do not need to complete the security detail section of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Access Person:

Calendar Quarter ended:                                                                                            Date of Report:

Securities Transactions:  Please provide the following information for any reportable transactions during the quarter:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Access Person Signature	Printed Name of Access Person

Chief Compliance Officer Received and Reviewed

Signature:                                           Date __________

Registered Investment Advisor

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APPENDIX A-6.

Acknowledgment of ACM’s Code of Ethics

Initial Acknowledgment:  Please check here if this is an initial acknowledgment.                    ☐

I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I will comply with this Code, (4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code.

Annual Acknowledgment:  Please check here if this is an annual acknowledgment.                         ☐

I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I have complied with this Code at all times during the previous calendar year, and (4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code.

Name (print):

Position:

Signature:

Date Submitted:

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APPENDIX A-7.

ACM’s Certification & Acknowledgment of Temporary Access Person

I certify that (1) I have received, read and understand this Code of Ethics as well as the Inside Information & Trading Policies & Procedures, (2) I am aware that I am subject to the spirit of this Code and the Inside Information Policies & Procedures, (3) I will comply with the spirit of this Code and the Inside Information & Trading Policies & Procedures, (4) I will refrain from using any information obtained by virtue of my relationship with ACM for personal gain.

Name (print):

Position:

Agency, if any:

Signature:

Date Submitted:

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Disciplinary Reporting Page Questionnaire (“DRP Questionnaire”)

As an SEC registered investment adviser, ACM must disclose certain types of information to both the SEC and the public within its Form ADV Parts I and II.  Item 11 of Form ADV Part I asks for information about ACM’s disciplinary history and the disciplinary history of all of its Advisory Affiliates. The information is used by the SEC to determine whether to grant, revoke or place limitations on ACM’s activities as an investment adviser, and to identify potential problem areas to focus on during SEC on-site examinations. One event may result in “yes” answer to more than one of the questions below.

ACM’s Advisory Affiliates are: (1) all of its current Covered Persons (other than Covered Persons performing on clerical, administrative, support or similar functions); (2) all of its officers, partners, or directors (or any person performing similar functions); and (3) all persons directly or indirectly controlling ACM or controlled by it.  See the Glossary of Terms for definitions of italicized terms.

Since ACM is registered with the SEC, you may limit your disclosure of any event listed below to ten years following the date of the event1. For purposes of calculating this ten-year period, the date of an event is the date the final order, judgment, or decree was entered, or the date any rights of appeal from preliminary orders, judgments, or decrees lapsed.

In the event that you respond “yes” to any answers, ACM must complete and file the appropriate Disclosure Reporting Page (“DRP”) with the SEC.  Your assistance in providing details and documentation may be required at that time.

For “Yes” answers to the following questions, ACM must complete a Criminal Action DRP:
	Yes	No
A. In the past ten years, have you:

(1) Been convicted of or pled guilty or nolo contender (“no contest”) in a domestic, foreign, or military court to any felony?	☐	☐

(2) Been charged with any felony?	☐	☐

You may limit your response to Item 11.A(2) to charges that are currently pending.

B. In the past ten years, have you:

(1)   Been convicted of or pled guilty or nolo contender (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?
	☐	☐

1 Should ACM become registered with a state, you would have to respond to the questions as posed, without limitation as to time frame.

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(2) Been charged with a misdemeanor listed in item 11.B(1)?	☐	☐

You may limit your response to Item 11.B(2) to charges that are currently pending.

For “yes” answers to the following questions, ACM must complete a Regulatory Action DRP:

C. Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:

(1) Found you to have made a false statement or omission?	☐	☐

(2) Found you to have been involved in a violation of SEC or CFTC regulations or statutes?	☐	☐

(3) Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

(4) Entered an order against you in connection with investment-related activity?	☐	☐

(5) Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐	☐

D. Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

(1) Ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	☐	☐

(2) Ever found you to have been involved in a violation of investment-related regulations or statutes?	☐	☐

(3) Ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

(4) In the past ten years, entered an order against you in connection with an investment-related activity?	☐	☐

(5) Ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	☐	☐

E. Has any self-regulatory organization or commodities exchange ever:

(1) Found you to have made a false statement or omission?	☐	☐

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(2) Found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	☐	☐

(3) Found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

(4) disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?	☐	☐

F. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?	☐	☐

G. Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Item 11.C., 11.D., or 11.E.?	☐	☐

For “yes” answers to the following questions, ACM must complete a Civil Judicial Action DRP:

H. (1) Has any domestic or foreign court:

(a) In the past ten years, enjoined you in connection with any investment-related activity?	☐	☐

(b) Ever found that you were involved in a violation of investment-related statutes or regulations?	☐	☐

(c) Ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state of foreign financial regulatory authority?	☐	☐

(3) Are you now the subject of any civil proceeding that could result in a “yes” answer to any part of Item 11.H(1)?	☐	☐

Printed Name	Signature

Title	Initial/Annual Response (circle one)	Date of Response